SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement
☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NovaBay Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOVABAY PHARMACEUTICALS, INC.
5980 Horton Street, Suite 550
Emeryville, California 94608

Annual Meeting of Stockholders

To the Stockholders of NovaBay Pharmaceuticals, Inc.:

We sent to you our Proxy Statement and accompanying proxy card in connection with the NovaBay Pharmaceuticals, Inc. 2011 Annual Meeting of Stockholders (the “Annual Meeting”), in which we advised you that the Annual Meeting will be held on Thursday, June 9, 2011, at 2:00 p.m. Pacific Time at Woodfin Hotel Emeryville, 5800 Shellmound Street, Emeryville, CA 94608, for the purposes described in the Proxy Statement.

We are writing to advise you that the name of the hotel has been changed from the “Woodfin Hotel Emeryville” to the “Hyatt Summerfield Suites.”  Please note that the time, date and location (including address) of the Annual Meeting have not changed; only the name of the hotel at which the Annual Meeting will be held has changed.

Whether or not you plan to attend, please sign, date and return the proxy card previously provided to you. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you should have received from that institution an instruction form for voting in lieu of a proxy card, and we ask that you instruct your broker or bank on how to vote your shares.

For those of our stockholders planning on attending the Annual Meeting, we look forward to seeing you there.

Sincerely,
/s/ Ramin Najafi, Ph.D.
May 20, 2011	Ramin (“Ron”) Najafi, Ph.D. Chairman of the Board, Chief Executive Officer and President